Exhibit 99.5

CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in this Registration Statement on Form S-4 of Knight Holdco, Inc., and all amendments thereto, as a person who is to become a director of Knight Holdco, Inc. upon the consummation of the mergers (as contemplated by the Agreement and Plan of Merger, dated as of December 19, 2012, by and among GETCO Holding Company, LLC, GA-GTCO, LLC and Knight Capital Group, Inc.), and to the filing of this consent as an exhibit to this Registration Statement.

Date: February 12, 2013

By:	/s/ Daniel Tierney
Daniel Tierney